October 1, 1998


Dear ____________:

America Online's fiscal 1998 Annual Report to Shareholders has just arrived from the printers, and I wanted you to be among the first to receive a copy along with this year's proxy statement. It's also important to me that you have the benefit of our thinking on the request for a tripling in the Company's authorized share count, from 600 million to 1.8 billion.

In mentioning this proposal on our conference call earlier this week, Steve Case noted we're seeking the increase to allow for a number of possible corporate actions, including stock splits. As a matter of policy, our Board would not announce a split unless there were sufficient shares authorized to accommodate one. And, since it was only a few months ago that you last approved a share increase, only to see it followed by a split, we hoped this time to give our Board plenty of flexibility to act -- including to declare a couple of splits should they consider it appropriate -- before coming back to you for further authorization.

You'll appreciate that the current 600 million authorized share count does not allow for even one 2-for-1 split. This authorized/outstanding share ratio puts us firmly at the low end of such notable - and similarly split-conscious - companies as Microsoft, Time Warner and Intel, which Georgeson & Co. tells us presently average a 3.3/1.0 ratio.

It's my hope that you will consider these facts and what's contained in our proxy in reaching a decision to give us your affirmative vote. By doing so, you allow us to continue a tradition of splits that reflect not just management's confidence in our future but, also, our conviction that more affordably priced shares encourage broader ownership and thus serve the interests of all stockholders.

Please also know that Mike Kelly and I are available at any time to discuss this matter with you, and I hope that you or your proxy agent will call with any questions or concerns.

Best personal regards,


/s/Richard E. Hanlon
Richard E. Hanlon
Vice President
Investor Relations